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                                  YAHOO! INC.

                           CONTENT LICENSE AGREEMENT

     THIS CONTENT LICENSE AGREEMENT (the "AGREEMENT") is made as of this 8th day of January, 1998 between YAHOO! INC., a California corporation, with offices at 3400 Central Expressway, Suite 201, Santa Clara, CA 95051, ("YAHOO") and ZDNET, with offices at One Athenaeum Street, Cambridge, MA 02142 ("LICENSOR").

     In consideration of the mutual promises contained herein, the parties agree as follows:

SECTION 1: DEFINITIONS

     Unless otherwise specified, capitalized terms used in this Agreement shall have the meanings attributed to them in EXHIBIT A hereto.

SECTION 2: GRANT OF LICENSES

2.1 LICENSOR GRANT OF LICENSES. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Yahoo, under Licensor's applicable Intellectual Property Rights:

     (a) A non-exclusive, worldwide license to use, modify, reproduce, distribute, display and transmit the Licensor Content in electronic form as part of the Yahoo Properties via the Internet, and to permit users of the Yahoo Properties to download and print the Licensor Content for personal use. Yahoo's license to modify the Licensor content shall be limited to modifying the Licensor Content to fit the format and look and feel of the Yahoo Property; Yahoo shall not alter the substantive meaning of the Licensor Content in any way.

     (b) A non-exclusive, worldwide, fully paid license to use, reproduce and display the Licensor's Brand Features: (i) in connection with the presentation of the Licensor Content on the Yahoo Cobranded Pages in the Yahoo Properties; and (ii) in connection with the marketing and promotion of the Yahoo Properties. All use by Yahoo of Licensor's Brand Features shall comply with Licensor's trademark usage guidelines as have been delivered to Yahoo from time to time.

     (c)  Yahoo shall be entitled to sublicense the rights set forth in this
          Section 2.1(1) to its Affiliates only for inclusion in Yahoo Properties, and (2) as necessary for any mirror site of or distribution arrangement for a Yahoo Property. Any sublicense shall obligate the sublicensee to comply with the terms and conditions of this Agreement, however, Yahoo shall remain liable for any breach by such sublicensee.

2.2 QUALITY STANDARDS. Each of Yahoo and Licensee shall at all times conduct all aspects of its business which relate to the Yahoo Properties and the Licensor Site in a professional manner that

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will reflect favorably upon the other party so as to preserve and enhance the goodwill associated with the Brand Features of the other party. Yahoo shall not modify the Licensor Content except as may be necessary to conform to the look and feel of the Yahoo Properties; provided that such modifications shall not alter the substantive meaning of any Licensor Content in any way.

SECTION 3: DELIVERY OF LICENSOR CONTENT; ADVERTISING REVENUE

3.1 YAHOO'S RESPONSIBILITIES. In addition to any responsibilities that may be set forth in EXHIBIT C, Yahoo will be responsible for implementing the agreed upon design and layout and for posting, maintenance and operation of the Yahoo Cobranded Pages.

3.2 LICENSOR ASSISTANCE. In addition to any responsibilities that may be set forth in EXHIBIT C, Licensor will provide on-going assistance to Yahoo with regard to technical, administrative and service-oriented issues relating to the utilization, transmission and maintenance of the Licensor Content, as Yahoo may reasonably request. Licensor will use its reasonable best efforts to ensure that the Licensor Content is accurate, comprehensive and updated regularly in accordance with the Delivery Specifications as set forth in EXHIBIT C.

3.3 ADVERTISING RIGHTS. Yahoo shall have the sole right to sell and retain all Advertising Rights with respect to Yahoo Cobranded Pages. All advertising inventory generated via pageviews to Yahoo's servers, including the Yahoo Cobranded Pages, will be the property of Yahoo and Yahoo will keep 100% of the revenue. Licensor shall have the sole right to sell and retain all Advertising Rights on the Licensor Site, including on any page within the Licensor Site
which is linked to from the Yahoo Properties.   All advertising inventory
generated via pageviews to the Licensor Site, will be the property of Licensor and Licensor will keep 100% of the revenue, even if traffic originated from a Yahoo Cobranded Page.

3.4 NOTICES. Yahoo will not alter or impair any acknowledgment of copyright or other Intellectual Property Rights of Licensor that may appear in the Licensor Content and the Licensor Brand Features, including all copyright, trademark and similar notices that Licensor may reasonably request on each Yahoo Cobranded Page.

3.5 LINKS. During the Term (as defined in Section 7), the parties will maintain the hypertext links specified in EXHIBIT B.

SECTION 4: LICENSOR CONTENT

4.1 SELECTION OF LICENSOR CONTENT. Licensor Content will be placed on the Yahoo Properties as described in EXHIBIT B. Licensor will provide Licensor Content in a volume appropriate in light of the number and placement of Pointers placed by Yahoo on the Yahoo Properties. The goal of the parties is to generate a relatively equal amount of page views on the Yahoo Cobranded Pages, on the one hand, and the pages on the Licensor Site which are visited by users through the links on the Yahoo Cobranded Pages, on the other hand. Licensor and Yahoo will compare traffic levels for the applicable pages of the Licensor Site and the Yahoo Cobranded Pages monthly during the first three months of the Term and thereafter on a quarterly basis and

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the parties will take steps to balance the page views.  Yahoo shall use good faith reasonable best efforts to balance such page views from the Yahoo Properties to the Licensor Site in any way it deems reasonably appropriate, in consultation with Licensor, including from areas of the Yahoo Properties other than the Yahoo Cobranded Pages. In the event Yahoo is not successful, after using good faith, reasonable best efforts, in balancing such page views, Licensor's sole remedy shall be to terminate this Agreement upon at least thirty (30) days written notice to Yahoo, provided such page views have not been balanced by the end of such thirty (30) days. Licensor's remedy shall not be limited however, if Licensor fails to use its good faith reasonable best efforts to balance the page views.

4.2 CORRECTIONS. If Licensor requests that any portion of the Licensed Content on a Yahoo Cobranded Page be deleted, corrected or made inaccessible because such Licensed Content contains material errors, or is, or could be subject to a claim that it is defamatory, obscene, invades the right of privacy, or infringes any right of any person or entity, Yahoo shall delete or correct the affected Licensor Content within 72 hours after receipt of Licensor's request. If Licensor requests that any portion of the Licensed Content on a Yahoo Cobranded Page be deleted, updated, replaced or made inaccessible for any other reason, Yahoo shall use commercially reasonable efforts to honor this request as soon as possible but no later than five (5) days from the date of Licensor's request.

SECTION 5: INDEMNIFICATION

5.1 LICENSOR INDEMNITY. Licensor, at its own expense, will indemnify, defend and hold harmless Yahoo, its Affiliates and their employees, representatives, agents, from and against any judgment, loss, damage, liability, cost or expense (including reasonable attorneys' fees) arising from any third party claim, brought against Yahoo or its Affiliates alleging that (1) the Licensor Content as delivered to Yahoo, (2) any material contained on the Yahoo Cobranded Pages (other than the Yahoo Brand Features), (3) any Licensor Brand Feature licensed to Yahoo hereunder or (4) or any material, including, without limitation, software, included on or downloadable from Licensor Site that is full text of articles excerpted or headlined on the Yahoo Cobranded Pages or is specifically referenced on the Yahoo Cobranded Pages (including those shareware files or other software available for download either via a download button on the Yahoo Cobranded Pages or which are specifically referred to on the Yahoo Cobranded Pages), infringes in any manner any Intellectual Property Right of any third party or contains any material or information that is obscene, defamatory, libelous, slanderous, that violates any person's right of publicity, privacy or contains any virus; PROVIDED, HOWEVER, that Licensor shall have no obligation to indemnify under this section unless: (x) Yahoo provides Licensor with prompt written notice of any such claim; (y)Yahoo permits Licensor to assume and control the defense of such action, with counsel chosen by Licensor (who shall be reasonably acceptable to Yahoo); and (z) Licensor does not enter into any settlement or compromise of any such claim without Yahoo's prior written consent, which consent shall not be unreasonably withheld. Licensor will pay any and all costs, damages, and expenses, including, but not limited to, reasonable attorneys' fees and costs awarded against or otherwise incurred by Yahoo or an Affiliate in connection with or arising from any such claim, suit, action or proceeding. It is understood and agreed that Yahoo does not intend and will not be required to edit or review for accuracy or appropriateness any

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Licensor Content.

5.2 YAHOO INDEMNITY. Yahoo, at its own expense, will indemnify, defend and hold harmless Licensor, its Affiliates, and their respective employees, representatives, officers, directors, and agents (collectively, the "Licensor Parties") from and against any judgment, loss, damages, liability, cost or expense (including reasonable attorneys' fees) arising from any third party claim brought against any Licensor Party to the extent such claim alleges that any modification made by Yahoo to any Licensor Content or any Licensor Brand Feature or any use of the Licensor Content or Licensor Brand Feature by Yahoo in a manner not permitted by this Agreement infringes in any manner any Intellectual Property Right of any third party or contains any material or information that is obscene, defamatory, libelous, slanderous, that violates any person's right of publicity, privacy; PROVIDED, HOWEVER, that Yahoo shall have no obligation to indemnify any Licensor Party under this section unless:
(x) Licensor provides Yahoo with prompt written notice of any such claim; (y) Licensor permits Yahoo to assume and control the defense to such action, with counsel chosen by Yahoo (who shall be reasonably acceptable to Licensor); and
(z) Yahoo does not enter into any settlement or compromise of such claim without Licensor's prior written consent, which consent shall not be unreasonably withheld.

SECTION 6: LIMITATION OF LIABILITY AND WARRANTY

6.1. LIMITATION OF LIABILITY. EXCEPT AS PROVIDED IN SECTION 5, UNDER NO CIRCUMSTANCES SHALL LICENSOR, YAHOO, OR ANY AFFILIATE BE LIABLE TO ANOTHER PARTY FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES ARISING FROM THIS AGREEMENT, EVEN IF THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, SUCH AS, BUT NOT LIMITED TO, LOSS OF REVENUE OR ANTICIPATED PROFITS OR LOST BUSINESS.

6.2 LIMITATION OF WARRANTY. THE LICENSOR CONTENT AND THE LICENSOR BRAND FEATURES ARE PROVIDED HEREUNDER BY LICENSOR ON AN "AS IS" BASIS WITHOUT WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR USE.

SECTION 7: TERM AND TERMINATION

7.1 INITIAL TERM AND RENEWALS. This Agreement will become effective as of the Effective Date and shall, unless sooner terminated as provided below or as otherwise agreed, remain effective for an initial term of twenty-four (24) months following the Launch Date (the "INITIAL TERM"). Yahoo shall notify Licensor of such first date of public availability. After the Initial Term, this Agreement will be automatically renewed for successive additional one year periods ("EXTENSION TERMS"), unless otherwise terminated by either party by giving notice to the other party not less than sixty (60) days prior to the end of a Term. As used herein, the "Term" means the Initial Term and any Extension Term(s).

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7.2  EARLY TERMINATION.  Notwithstanding the foregoing, this Agreement may be terminated by either party immediately upon notice if the other party: (a) becomes insolvent; (b) files a petition in bankruptcy; (c) makes an assignment for the benefit of its creditors; or (d) breaches any of its obligations under this Agreement in any material respect, which breach is not remedied within fifteen (15) days following written notice to such party or (e) for any reason or for no reason sixty (60) days after notice to the other party. In addition, Licensor may terminate this Agreement prior to the end of the term pursuant to
Section 4.1.

7.3 YAHOO EARLY TERMINATION. Yahoo may terminate this Agreement prior to the end of the term effective on any of the following dates in the circumstances described below: twelve (12) months, fifteen (15) months, eighteen (18) months, or twenty-one (21 months after the Launch Date (each, an "Offer Matching Date"). In the event that Yahoo receives a bona fide third party offer to provide any segment of Computing Content of the type listed in Section 3 of Exhibit B, on an exclusive basis for the Yahoo Properties (i.e., Yahoo may license Computing Content only from such third party), then at least sixty (60) days prior to the applicable Offer Matching Date, Yahoo shall give Licensor written notice (the "Offer Notice") of the material terms of such third party offer. Licensor shall have ten (10) business days from its receipt of the Offer Notice to either accept the Offer Notice and provide such Computing Content on the terms specified therein or decline the Offer Notice in which event this Agreement shall terminate as of such Offer Matching Date and Yahoo shall be free to license such content from a third party on terms no less favorable to Yahoo than those offered to Licensor in the Offer Notice. Notwithstanding the foregoing, this Section 7.3 shall not apply to any Premier Merchant Program of Yahoo. A "Premier Merchant Program" is defined as an arrangement between Yahoo and a third party in which links to the third party's Web site are placed in relevant areas of the Yahoo Properties for the primary purpose of generating sales of the third party's goods and services and where the third party provides content directly related to such good and services as an ancillary feature of such arrangement.

7.4 EFFECT OF TERMINATION. Except as expressly set forth in Section 4.1, a party's right to terminate pursuant to this Section 7 shall be in addition to any other right or remedy available to such party whether pursuant to this Agreement, in law or at equity. Upon termination of this agreement for any reason, Yahoo shall immediately (i) remove all Licensor Content and Licensor Brand Features from its server(s) and from the Yahoo Properties and shall promptly delete the Licensor Content and Licensor Brand Features from its computer systems. The provisions of Sections 5, 6, 7, 8, 9, 10, and this
Section 7.4 shall survive any termination or expiration of this Agreement.

SECTION 8: OWNERSHIP

8.1 BY LICENSOR. Yahoo acknowledges and agrees that: (i) as between Licensor and its Affiliates on the one hand, and Yahoo and its Affiliates on the other, Licensor and its Affiliates own all right, title and interest in the Licensor Content, the Licensor Site and the Licensor Brand Features; (ii) nothing in this Agreement shall confer in Yahoo or any Yahoo Affiliate any right of ownership in the Licensor Content, the Licensor Site or the Licensor Brand Features; and (iii) neither Yahoo or its Affiliates shall now or in the future contest the validity of the Licensor

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Brand Features.

8.2 NO OTHER LICENSES. No licenses are granted by either party except for those expressly set forth in this Agreement.

SECTION 9: PUBLIC ANNOUNCEMENTS

     The parties will cooperate to create any and all appropriate public announcements relating to the relationship set forth in this Agreement. Neither party shall make any public announcement regarding the existence or content of this Agreement without the other party's prior written approval and consent, which consent shall not be unreasonably withheld.

SECTION 10: NOTICES; MISCELLANEOUS PROVISIONS

10.1 NOTICES. All notices, requests and other communications called for by this agreement shall be deemed to have been given immediately if made by telecopy or electronic mail (confirmed by concurrent written notice sent first class U.S. mail, postage prepaid), if to Yahoo at 3400 Central Expressway, Suite 201, Santa Clara, CA 95051, Fax; (408) 731-3301 Attention: Vice President (e-mail: jmallett@yahoo.com), with a copy to its General Counsel (e-mail: jplace@yahoo.com), and if to Licensor at the physical and electronic mail addresses set forth on the signature page of this Agreement to the attention of President, or to such other addresses as either party shall specify to the other. A copy of any notice to Licensor regarding breach, interpretation or termination of this Agreement shall be sent to Licensor's Legal Department at Ziff-Davis Inc., One Park Avenue, NY, NY 10016, Attn:! Legal Department.
Notice by any other means shall be deemed made when actually received by the party to which notice is provided.

10.2 MISCELLANEOUS PROVISIONS. This Agreement will bind and inure to the benefit of each party's permitted successors and assigns. Neither party may assign this Agreement, in whole or in part, without the other party's written consent; PROVIDED, HOWEVER, that: (i) either party may assign this Agreement without such consent in connection with any merger, consolidation, any sale of all or substantially all of such party's assets or any other transaction in which more than fifty percent (50%) of such party's voting securities are transferred. Any attempt to assign this Agreement other than in accordance with this provision shall be null and void. This Agreement will be governed by and construed in accordance with the laws of the State of California, without reference to conflicts of laws rules, and without regard to its location of execution or performance. If any provision of this Agreement is found invalid or unenforceable, that provision will be enforced to the maximum extent permissible, and the other provisions of this Agreement will remain in force. Neither this Agreement, nor any terms and conditions contained herein may be construed as creating or constituting a partnership, joint venture or agency relationship between the parties. No failure of either party to exercise or enforce any of its rights under this Agreement will act as a waiver of such rights. This Agreement and its exhibits are the complete and exclusive agreement between the parties with respect to the subject matter hereof, superseding and replacing any and all prior agreements, communications, and understandings,

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both written and oral, regarding such subject matter. This Agreement may only be modified, or any rights under it waived, by a written document executed by both parties. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute a single instrument. Execution and delivery of this Agreement may be evidenced by facsimile transmission.

10.3 FORCE MAJEURE. Neither party shall be responsible for any failure or delay in performance of its obligations under this Agreement because of circumstances beyond its reasonable control, including, without limitation, acts of God, network failures or telecommunications failures.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

YAHOO! INC.                        ZDNET

By:  /s/ JEFFREY A. MALLETT        By:  /s/ DANIEL ROSENSWEIG
     -----------------------       --------------------------
     Name:  Jeffrey A. Mallett     Name:  Daniel Rosensweig
     Title:  C.O.O.                Title:  President

Address:  3420 Central Expressway  Address:  One Athenaeum Street
          Santa Clara, CA  95051             Cambridge, MA  02142
Telecopy: 408-731-3510             Telecopy:  617-225-3600
E-mail: jmallett@yahoo-inc.com

j:\lbb\yahoolnk.doc

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                                   EXHIBIT A


                                  DEFINITIONS


     "ADVERTISING RIGHTS" shall mean the advertising and promotional rights sold or licensed with respect to Content Pages.

     "AFFILIATES" of any party shall mean any entity that controls, is controlled by or is under common control with such party. For purposes of this definition, "control" shall mean the possession, directly or indirectly, of a majority of the voting power of such entity (whether though ownership of securities, partnership or other ownership interests, by contract or otherwise).

     "COMPUTING CONTENT" shall mean news stories, product reviews, features and rankings, buying guides, technical tips, and other content relating to the subject of what are commonly perceived as computer and computer related products, including, without limitation, hardware, software, computer peripherals, or similar computer related equipment or software. In no event shall Computer Content include reviews or other content relating to (1) books on the subject of computing, (2) computer games or gaming, or (3) so called "Enhanced" music compact disks.

     "LAUNCH DATE" shall mean February 15, 1998.

     "INTELLECTUAL PROPERTY RIGHTS" shall mean trade secrets, patents, copyrights, trademarks, service marks, know-how, moral rights and similar rights of any type under the laws of any governmental authority, domestic or foreign, including all applications and registrations relating to any of the foregoing.

     "INTERNET" shall mean the collection of computer networks commonly known as the Internet, and shall include, without limitation, the World Wide Web.

     "LICENSOR BRAND FEATURES" shall mean all trademarks, service marks, logos and other distinctive brand features of Licensor that are used in the Licensor Content which are protected under U.S. copyright law or as to which Licensor has established trademarks or trade dress rights, including, without limitation, the trademarks, service marks and logos described in EXHIBIT B hereto.

     "LICENSOR CONTENT" shall mean, collectively, all materials, data, and similar information from the Licensor Site selected by Licensor for inclusion on Yahoo Cobranded Pages, of the categories listed in EXHIBIT B attached hereto.


     "LICENSOR SITE" shall mean the world wide web site entitled ZDNet and any successor thereto.

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     "POINTERS" shall mean headlines of Licensor articles from the Licensor
Content selected by Licensor with teaser copy from each such article.

     "YAHOO BRAND FEATURES" shall mean all trademarks, service marks, logos and other distinctive brand features of Yahoo that are used in or relate to a Yahoo Property, which are protected under U.S. copyright law or as to which Yahoo has established trademark or trade dress rights, including, without limitation, the trademarks, service marks and logos described in EXHIBIT B.

     "YAHOO COBRANDED PAGES" shall mean those pages in the Yahoo Property that reside on Yahoo server(s) that contain any Licensor Content and which shall each be co-branded with both Licensor Brand Features and Yahoo Brand Features.

     "YAHOO PROPERTIES" shall mean any U.S. Yahoo branded or co-branded online web site, including, without limitation, Internet guides, developed by Yahoo or its Affiliates and distributed or made available by Yahoo or its Affiliates over the Internet.

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                                   EXHIBIT B

                               LICENSOR CONTENT

1. Yahoo will include prominent Pointers throughout the Yahoo Properties in relevant areas, at the sole discretion of Yahoo; provided that in any area of the Yahoo Properties where Yahoo determines it is appropriate to include headlines of or links to Computing Content, Yahoo will make reasonably commercial efforts to include a Pointer (collectively, the "Covered Areas"). The Pointers will be placed more prominently in each of the Covered Areas than those pointing to similar content from any other third party content provider of Computing Content. The Pointers will link (either textually or graphically, as Yahoo may determine at its sole discretion) to the Licensor Content from each such area. The Yahoo Cobranded Pages, accessed by clicking on the Pointers, will be co-branded with the Licensor Brand Features and the Yahoo Brand Features. Each party's Branded Features will be prominently positioned near the top of each Yahoo Cobranded Page as determined by Yahoo at its sole discretion, and will include prominent links to the Licensor Site, such links to be placed as determined by the parties.

     During the term of this Agreement, Yahoo shall not license for use on the Yahoo Property any Computing Content (including Pointers) of a nature different from that described in Section 3 of this Exhibit B (the "Additional Content") unless such opportunity is first discussed with Licensor. In the event that Yahoo receives a bona fide third party offer to provide Additional Content for the Yahoo Properties, or Yahoo desires to solicit interest from third parties in providing Additional Content, Yahoo shall deliver to Licensor a written notice (the "Discussion Notice") describing the material terms of such third party offer or of Yahoo's intended offer to third parties. At Licensor's discretion, the parties will engage in good faith discussions concerning such opportunity. If Licensor declines to commence discussions concerning such opportunity, or if after ten (10) days from the date of the Discussion Notice the parties have not after good faith negotiations reached agreement concerning the licensing of such Additional Content, Yahoo may license such Additional Content from a third party. The foregoing shall not apply to any content which is to be an ancillary feature of a Premier Merchant Program of the type described in Section 7.3.

     During the term of this Agreement, Licensor shall not license for use on the Licensor Site any content organized into a browsable hierarchy from any major Internet search site ("Search Content") unless such opportunity is first discussed with Yahoo. In the event that Licensor receives a bona fide third party offer to provide Search Content for the Licensor Site or Licensor desires to solicit interest from third parties in providing Search Content, Licensor shall deliver to Yahoo a written notice (the "Search Notice") describing the material terms of such third party offer or of Licensor's intended offer to third parties. At Yahoo's discretion, the parties will engage in good faith discussions concerning such opportunity, or if after ten
(10) days from the date of the Search Notice the parties have not, after good faith negotiations, reached agreement concerning the licensing of Search Content, Licensor may license Search Content from a third party.

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2.   Each Yahoo Cobranded Page will include prominent links to relevant areas of the Licensor Site. For example, a Pointer within the Software category of the Yahoo Property will link to a Yahoo Cobranded Page highlighting software, shareware and utilities that is downloadable from the Licensor Site.

3. The parties have agreed on the following elements of content as the Licensor Content that will be delivered to Yahoo for incorporation into the Yahoo Cobranded Pages. These feeds will be established as soon as is practical.

*0   ZDNet News stories
*1   Shareware features and rankings
*2   Anchordesk and Rumors and Comment stories
*3   Buying guide summaries (multi-product comparisons)
*4   Tech tips
*5   Featured hardware/software product of the week
*6   "First Look" segments from PC Magazine
*7   Single product reviews

Other elements may be added in the future as both parties agree to add them.

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                            LICENSOR BRAND FEATURES

                                     ZDNET
                                  ZDNET Logo



                             YAHOO BRAND FEATURES

                                    Yahoo!
                              Yahoo related logos

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                                  EXHIBIT C

                     DELIVERY AND TECHNICAL SPECIFICATIONS

CONTENT

1. All Yahoo Cobranded Pages will reflect the general look and feel of the Yahoo Property on which such Cobranded Page resides or is linked from. The general look and feel (including layout and design) of the Yahoo Cobranded Pages and any Cobranded Pages will be mutually agreed to by the parties.

2. Licensor will deliver the Licensed Content to Yahoo on a regular basis via e-mail or such other form as the parties may agree to from time to time.